Exhibit 4.3

Stock Option Agreement

This Stock Option Agreement (this “Agreement”) is dated as of January 24, 2021 by and between Phoenix Motors, Inc., a Delaware corporation (the “Company”) and Xiaofeng Peng (“Optionee”).

For value received, parties agree as follows:

1.                  Grant of Option. The Company hereby grants to Optionee, an option (the “Option”) to purchase from the Company Four Million Two Hundred Thousand (4,200,000) shares of its common stock, $0.0001 par value per share (the “Common Stock”) for a period ending seven (7) years from the date hereof. The number, type of security and Exercise Price (as defined below) of shares issuable upon the exercise of this Option are subject to adjustment as set forth in Section 12 below.

2.                  Exercise Price. The exercise price per share at which this Option may be exercised shall equal $0.43 per share of Common Stock (the “Exercise Price”), as adjusted pursuant to Section 12 hereof if applicable.

3.                  Exercise of Option.

(a)   Exercise. The purchase rights represented by this Option are only exercisable by Optionee, at the option of Optionee at any time, by the surrender of this Agreement and the Notice of Exercise annexed hereto duly completed and executed on behalf of Optionee (the “Notice of Exercise”) at the address of the Company (or such other address or agency of the Company as it may designate by notice in writing to Optionee at the address of Optionee hereunder), upon payment in cash, by cashier’s check acceptable to the Company, or by wire transfer of immediately funds in the amount of the full Exercise Price of the shares of Common Stock to be purchased.

(b)   Effective Date of Exercise. This Option shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date, the Company at its expense shall cause the Company to issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise.

4.                  No Fractional Shares. No fractional shares of capital stock shall be issued upon the exercise of this Option. If any fractional interest in a share would, except for the provision of this Section 4, be delivered upon such exercise, the Company, in lieu of delivery of a fractional share thereof, shall pay to Optionee an amount in cash equal to the current market price of such fractional share.

5.                  Rights of Stockholder. Nothing contained in this Option shall be construed as conferring upon the Optionee hereof the right to vote or to consent or to receive notice as a stockholder of the Comapny or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Option or the interest represented hereby or the Option hereunder until, and only to the extent that, this Option shall have been exercised and the Common Stock paid for in full.

6.                 Option Not Transferable. This Option and the rights hereunder are not transferable and/or assignable, in whole or in part, by Optionee; provided, however, that Optionee may assign this Option and the rights hereunder to one or more of its affiliates.

7.                  Compliance with Securities Laws.

(a)               Optionee acknowledges that this Option and the shares of Common Stock to be issued upon exercise hereof are being acquired solely for Optionee’s own account and not as a nominee for any other party, and for investment, and that Optionee will not offer, sell, or otherwise dispose of this Option or any shares of Common Stock to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Securities Act of 1933 (the “Act”), or any state securities laws. Upon exercise of this Option, Optionee shall, if reasonably requested by the Company, confirm in writing, in a form reasonably satisfactory to the Company, that the shares of Common Stock so purchased are being acquired solely for Optionee’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

(b)               Optionee further acknowledges that it is familiar with the definition of “accredited investor” in Rule 501 of Regulation D promulgated under the Act and certifies that Optionee is an accredited investor as defined in such rule.

(c)               Optionee understands that neither this Option nor the Common Stock have been registered under the Act, and therefore they may not be sold, assigned or transferred unless (i) a registration statement under the Act is in effect with respect thereto or (ii) an exemption from registration is found to be available to the satisfaction of the Company.

(d)               Optionee further acknowledges and agrees that the stock certificates evidencing the Common Stock shall bear a restrictive legend, substantially in the following form (in addition to such other restrictive legends as are required or deemed advisable under the provisions of this Option and any applicable law or any other agreement to which Optionee is a party):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

8.                  Notice of Certain Events. Whenever the Exercise Price, type or number of shares purchasable hereunder shall be adjusted pursuant to Section 12 hereof, the Company shall, within ten (10) days of such adjustment event, issue a certificate setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price, type and number of shares purchasable hereunder after giving effect to such adjustment and shall cause a copy of such certificate to be delivered to Optionee.

9.                  Valid Issuance of Option and Common Stock. With respect to the exercise of this Option, the Company hereby represents, covenants and agrees (as applicable):

(a)               This Option is, and any Option issued in substitution for or replacement of this Option shall be, upon issuance, duly authorized, validly issued and fully vested; and

(b)               All shares of Common Stock issuable upon the exercise of this Option pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such shares of Common Stock are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

10.              Amendments; Waivers.

(a)               The provisions of this Agreement may be amended (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by the Company and Optionee.

(b)               No waivers of or exceptions to any term, condition or provision of this Option, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

11.              Lock-Up Agreement. The Optionee agrees, in connection with the Company’s initial public offering of the Company’s securities, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of this Option or any of the Common Stock or other Company securities issuable upon exercise of this Option or upon conversion of any Common Stock (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters; provided however that such 180 day period may be extended to the extent necessary to permit any managing underwriter to comply with NASD Rule 2711(f)(4). The holder of this Option acknowledges that the Company will be caused to be placed on any securities issued directly or indirectly upon exercise this Option the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCKUP PERIOD FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH LOCKUP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

12.              Adjustments. The Company has 450 million shares of Common Stock authorized and has 70 million shares of Common Stock issued and outstanding. The Exercise Price and the number and type of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a)               If, while this Option remains outstanding and unexpired, the Company shall, by reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Option exist into the same or a different number of securities of any other class or classes, this Option shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Option immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 12.

(b)               If, while this Option remains outstanding and unexpired, the Company shall split, subdivide or combine the securities as to which purchase rights under this Option exist into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination. Upon an adjustment in the Exercise Price pursuant to this Section 12(b), the number of shares subject to this Option (which were the subject of such split, subdivision or combination) shall be adjusted accordingly such that the aggregate Exercise Price payable for the purchase of such shares shall remain the same as before such split, subdivision or combination.

13.              Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14.              Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware. With respect to any disputes arising out of or related to this Agreement, the Company and the Optionee consent to the exclusive jurisdiction of the federal or state courts located in the State of Delaware.

15.              Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given (a) when delivered personally, (b) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (c) 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and in each case, addressed to the party to be notified at such party’s address or email as set forth below or as subsequently modified by written notice.

If to the Company:	Phoenix Motors Inc. 401 Doubleday Ave Ontario, CA 91761 Phone: (909) 987-0815 Attn: Joe Mitchell, Chief Executive Officer E-mail:
with a copy to:	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attention: David Fischer, Esq. Phone: (212) 407-4827 E-mail: dfischer@loeb.com
If to the Optionee:	Xiaofeng Peng Phone: E-mail:

16.              Entire Agreement. This Agreement, including the exhibits attached thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The Optionee and the Company agree that no party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warrants, representations or covenants except as specifically set forth herein or therein.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement as of the date first set forth above.

Company

PHOENIX MOTOR INC.

By:	/s/ Joseph Mitchell
Name: Joseph Mitchell
Title: Chief Executive Officer

Optionee

By:	/s/ Xiaofeng Peng
Name: Xiaofeng Peng

[Signature Page to Stock Option Agreement]

NOTICE OF EXERCISE

TO:	Phoenix Motors Inc.

401 Doubleday Ave

Ontario, CA 91761

Attn: Joe Mitchell, Chief Executive Office

(1)               The undersigned (“Optionee”), pursuant to the provisions set forth in the Stock Option Agreement dated ________, 2021 (the “Option”), hereby elects to exercise the Option in whole at an Exercise Price of $0.43 per share, pursuant to Section 3(a) of the Option.

(2)               In exercising the Option, the Optionee confirms and acknowledges that (a) the shares of Common Stock are being acquired solely for the account of the Optionee and not as a nominee for any other party, and for investment, and (b) the Optionee will not offer, sell, or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

(3)               Please cause the Company to issue a certificate representing said shares of Common Stock in the name of Optionee.

LDK New Energy Holding Limited

By:
Name:
Title:

[Date]